EXHIBIT 15.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members
AstraZeneca PLC:

We have audited the accompanying consolidated balance sheets of AstraZeneca and subsidiaries (“AstraZeneca”) as of December 31, 2006, 2005 and 2004 and the related consolidated income statements, consolidated statements of recognized income and expense, and consolidated cash flow statements for the each of the years in the three-year period ended 31 December 2006 presented on pages 98 to 156. These consolidated financial statements are the responsibility of AstraZeneca’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AstraZeneca as of December 31, 2006, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with International Financial Reporting Standards (“IFRS”) as adopted by the European Union.

IFRS as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the “Additional Information for US Investors” section of the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AstraZeneca’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 1, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
8 Salisbury Square
London, England
EC4Y 8BB
February 1, 2007